CELL MEDX CORP. OTC PINK: CMXC

FOR IMMEDIATE RELEASE NOVEMBER 9, 2023

Cell MedX Corp. Appoints Audit Committee and Accepts Resignation of Chief Operating Officer

Vancouver, BC, November 9, 2023, Cell MedX Corp. (OTC Pink: CMXC) (“Cell MedX” or the “Company”), a biotech company focusing on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness, is pleased to announce that it has appointed Mr. Dwayne Yaretz, Mr. George Adams and Mr. Joao (John) da Costa as members of the Company’s Audit Committee.

The Company also announces that Mr. Joao da Costa has resigned as Chief Operating Officer of the Company.  Mr. da Costa will continue to serve as a director of Cell MedX and as a member of the audit committee.  Following Mr. da Costa’s resignation as Chief Operating Officer, Mr. da Costa and Mr. Adams are “independent” within the meaning set forth in National Instrument 52-110 Audit Committees (“NI 52-110”).  Mr. Yaretz is not independent due to his acting as the Chief Executive Officer of the Company. Each of Mr. Yaretz, Mr. Adams and Mr. da Costa is “financially literate” within the meaning set forth in NI 52-110.

About Cell MedX Corp. (OTC Pink: CMXC)

Cell MedX Corp. is a biotech company focused on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness and alleviate complications associated with medical conditions including, but not limited to: diabetes, Parkinson’s disease, high blood pressure, neuropathy and kidney function. The Company’s main focus is on continued research and development of its eBalance® Technology and its eBalance® Home and eBalance® Pro Systems.

On behalf of the Board of Directors of Cell MedX Corp.

Dwayne Yaretz

Director, CEO

Forward Looking Statements

The information included in this press release has not been reviewed by the FDA or Health Canada, nor has it been peer reviewed. This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects”, “intends”, “estimates”, “projects”, “anticipates”, “believes”, “could”, and other similar words. All statements addressing product performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in the Company’s Quarterly, Annual and Current Reports filed with the United States Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Company’s forward-looking statements. Except as required by law, Cell MedX Corp. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Cell MedX Corp. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE:

Cell MedX Corp.

For further information visit: www.cellmedx.com.

Investor Relations: 1-844-238-2692